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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2001



                       EATON CORPORATION
--------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)


              Eaton Center
            Cleveland, Ohio                             44114
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(Address of principal executive offices)              (Zip Code)


                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code

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Item 9.    Regulation FD Disclosure
           ------------------------

Press Release dated September 28, 2001

CLEVELAND, OH ...Eaton today announced revised expectations for third quarter and full year operating earnings per share in light of weakening industrial markets and the tragic events of September 11, 2001. The company now expects third quarter operating EPS to be 20-30 percent below the current analyst consensus of 88 cents. Full-year 2001 operating earnings are now anticipated to be about $3.20 - $3.40 per share.

"First and foremost, our deepest sympathies go out to everyone personally impacted by the terrorist attack on our nation," said Chairman Sandy Cutler. "Following the overwhelming and courageous example of our fellow citizens, we too resolve to overcome the impact of this terrible event, but to never forget what happened in New York, Washington, D.C., and Pennsylvania.

"The economic impact of this tragedy has been immediate and, we believe, will persist for some time to come," he continued. "Eaton was already struggling with depressed industrial markets that showed few signs of immediate recovery. Like most capital goods producers, our sales are normally concentrated in the final month of any quarter. After September 11, business slowed abruptly and sharply, further impacted both by transportation-related interruptions in our 'just-in-time' industrial economy, and by the collective hesitation of our customers faced with a suddenly uncertain, and riskier, future."

"There are no direct historical parallels to the current situation, but the Persian Gulf War of 1990 -1991 may provide a rough parallel to our expectations for business conditions over the coming months. As occurred then, we now anticipate that the overall U.S. economy will turn down in the second half of this year, causing a second leg down in the industrial recession we've endured since late-2000. If the analogy holds, the U.S. economy should begin to regain its bearings by next spring with a recovery that would be aided by the full impact of a year's monetary easing, low inflation, tax cuts and additional fiscal stimulus," Cutler said.

"For most of Eaton's industrial markets, this scenario would suggest flat or declining activity levels through at least the first half of next year. Overall, we now anticipate that our consolidated markets will be off roughly 4 percent in 2002 after about a 16 percent decline this year. The eventual market rebound will be led by our Truck and Automotive segments, with the turnaround in our Fluid Power and Industrial & Commercial Controls segments not anticipated until later in 2002.
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"Because of our aggressive actions earlier in the year, Eaton is in good shape to face these continued difficult operating conditions. Our new product introductions and penetration gains have enabled the company's sales to exceed the growth of our markets by 3 percentage points this year, and we are confident that this performance will be repeated in 2002. The $110 million we will have invested in restructuring Eaton this year should deliver $75 million in net savings to the bottom line in the coming year. We have sharply curtailed capital spending. We have retained very good control over working capital.

"With these actions and the successful completion of our divestiture program, Eaton will pay off $500 million of debt this year, bringing our net debt leverage below 47 percent of capital by year-end. Reflecting the obvious economic uncertainties, we currently think Eaton's 2002 operating earnings will be in a range of $3.75 - $4.25 per share before taking into account the impact of FAS 142. The company should be significantly cash flow positive again in 2002," said Cutler.

"These are difficult times, and no one can say with any precision how the future will unfold. We are confident that when our markets do return to more normal operating conditions--and they will--our owners, employees and customers will see the full benefits of Eaton's actions reflected in the superior operating performance of this changed enterprise."

This news release contains forward-looking statements concerning third quarter and full year 2001 and 2002 operating earnings per share, current and forecast activity levels of our worldwide markets, company sales, net restructuring savings, debt leverage, cash flow and the achievement of superior operating performance. These statements are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: failure to control capital utilization, unanticipated changes in the markets for the company's business segments, failure to implement integration and restructuring plans, unanticipated downturn in business relationships with customers or their purchases from us, competitive pressures on sales and pricing, increases in the cost of material and other production costs that cannot be recouped in product pricing, and unanticipated further deterioration of economic and financial conditions in the United States and around the world resulting from the terrorist attack on September 11. We do not assume any obligation to update these forward-looking statements.
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                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Eaton Corporation


                                       /s/ J. R. Horst
                                       -----------------------------
                                       J. R. Horst
                                       Vice President and
                                       General Counsel



Date: September 28, 2001